Exhibit 99.1

Main Street Announces Third Quarter 2016 Financial Results

Third Quarter 2016 Net Investment Income Increased to $0.58 Per Share and Third Quarter 2016 Distributable Net Investment Income Increased to $0.62 Per Share

HOUSTON, Nov. 3, 2016 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter of 2016.

Third Quarter 2016 Highlights

  Net investment income of $30.6 million (or $0.58 per share), representing a 10% increase from the third quarter of 2015
  Distributable net investment income of $32.7 million (or $0.62 per share), representing an 11% increase from the third quarter of 2015 (1)
  Total investment income of $46.6 million, representing a 9% increase from the third quarter of 2015
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.5%
  Declared regular monthly dividends totaling $0.555 per share for the fourth quarter of 2016, or $0.185 per share for each of October, November and December 2016, representing a 3% increase from the regular monthly dividends paid for the fourth quarter of 2015
  Declared semi-annual supplemental cash dividend of $0.275 per share for December 2016
  Net increase in net assets resulting from operations of $43.2 million (or $0.82 per share)
  Net asset value of $21.62 per share at September 30, 2016, representing an increase of $0.38 per share, or 2%, compared to $21.24 per share at December 31, 2015, or an increase of $0.66 per share, or 3%, after excluding the effect of the supplemental dividend paid in June 2016
  Completed $7.7 million in total lower middle market ("LMM") portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $25.5 million in total LMM portfolio investments
  Net increase of $5.7 million in middle market portfolio investments
  Net increase of $30.0 million in private loan portfolio investments
  Fully exited portfolio company debt and equity investments in Travis Acquisition LLC, the parent company of Travis Body and Trailer, Inc., realizing a gain of $17.9 million, a total internal rate of return of 42.1% and 2.9 times money invested
  Received a license to operate third Small Business Investment Company ("SBIC") subsidiary, which provides up to $125 million of additional long-term fixed interest rate debt capital through the issuance of U.S. Small Business Administration ("SBA") guaranteed debentures

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the third quarter of 2016, a quarter during which we increased our total investment income and our distributable net investment income per share, both on a sequential basis over the second quarter of 2016 and over the same period in the prior year. We also continued to demonstrate the unique benefits of our differientiated investment strategy with the realized gain from the sale of Travis Trailer. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 15%. We were also pleased to access the first incremental debentures under our recently received third SBIC license and look forward to using the remaining incremental capacity to help fund our primary investment strategy of providing debt and equity financing to lower middle market companies."

Third Quarter 2016 Operating Results

The following table provides a summary of our operating results for the third quarter of 2016:

	Three Months Ended September 30,
	2016	2015	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$35,580	$34,167	$1,413	4%
Dividend income	9,730	6,939	2,791	40%
Fee income	1,284	1,273	11	1%
Income from marketable securities and idle funds	5	229	(224)	(98%)
Total investment income	$46,599	$42,608	$3,991	9%

Net investment income	$30,557	$27,861	$2,696	10%
Net investment income per share	$0.58	$0.56	$0.02	4%

Distributable net investment income (1)	$32,694	$29,512	$3,182	11%
Distributable net investment income per share (1)	$0.62	$0.59	$0.03	5%

Net increase in net assets resulting from operations	$43,181	$20,668	$22,513	109%
Net increase in net assets resulting from operations per share	$0.82	$0.41	$0.41	100%

The $4.0 million increase in total investment income in the third quarter of 2016 from the comparable period of the prior year was principally attributable to (i) a $1.4 million increase in interest income primarily related to higher average levels of portfolio debt investments and (ii) a $2.8 million increase in dividend income from investment portfolio equity investments. The $4.0 million increase in total investment income in the third quarter of 2016 includes the impact of an increase of $0.3 million primarily related to higher accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2015 and an increase of $1.7 million related to dividend income activity from portfolio companies that is considered to be less consistent on a recurring basis or non-recurring during the period when compared to the same period in 2015.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $13.9 million in the third quarter of 2016 from $13.1 million for the corresponding period of 2015. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.6 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals and (ii) a $0.3 million increase in interest expense, primarily due to an increase in interest expense on our long-term revolving credit facility ("Credit Facility"), partially offset by a $0.1 million increase in the expenses allocated to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the same period in the prior year. Our Operating Expense to Assets Ratio was 1.5% on an annualized basis for the third quarter of 2016, compared to 1.3% on an annualized basis for the third quarter of 2015 and 1.4% for the year ended December 31, 2015.

The $3.2 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the third quarter of 2016 reflects (i) an increase of approximately $0.01 per share from the comparable period in 2015 attributable to the net increase in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments, (ii) an increase of approximately $0.03 per share from the comparable period in 2015 attributable to the increase in dividend income that is considered to be less consistent on a recurring basis or non-recurring and (iii) a greater number of average shares outstanding compared to the corresponding period in 2015 primarily due to shares issued through offerings under our at-the-market, or ATM, program and shares issued pursuant to our restricted stock plan and dividend reinvestment plan.

The $22.5 million change in the net increase in net assets resulting from operations was primarily the result of (i) a $16.9 million increase in net change in unrealized appreciation (depreciation) from net unrealized depreciation of $9.1 million for the third quarter of 2015 to net unrealized appreciation of $7.8 million for the third quarter of 2016, (ii) a $5.6 million increase in the net realized gain (loss) from investments from a net realized loss of $1.3 million during the third quarter of 2015 to a net realized gain of $4.3 million for the third quarter of 2016 and (iii) a $2.7 million increase in net investment income as discussed above, partially offset by a $2.7 million decrease in the income tax benefit for the third quarter of 2016. The net realized gain of $4.3 million for the third quarter of 2016 was primarily the result of (i) the net realized gain on the exit of three LMM investments totaling $13.2 million and (ii) the net realized gain of $1.2 million due to activity in our other portfolio, partially offset by (i) the realized loss of $7.3 million on the exit of a private loan investment and (ii) the realized loss of $2.6 million related to the restructuring of a middle market investment.

The following table provides a summary of the total net unrealized appreciation of $7.8 million for the third quarter of 2016:

	Three Months Ended September 30, 2016
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due
to net realized (gains)/losses recognized during period	$ (10.2)	$ 2.6	$ 7.3	$ (1.2)	$ (1.5)
Net unrealized appreciation (depreciation) relating to portfolio investments	(3.3)	6.7	0.5	6.0	9.9
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ (13.5)	$ 9.3	$ 7.8	$ 4.8	$ 8.4

Net unrealized appreciation relating to marketable securities					0.2
Unrealized depreciation relating to SBIC debentures (c)					(0.8)
Total net change in unrealized appreciation (depreciation)					$ 7.8

(a) LMM includes unrealized appreciation on 20 LMM portfolio investments and unrealized depreciation on 18 LMM portfolio investments.
(b) Other includes $3.2 million of unrealized appreciation relating to the External Investment Manager and $2.8 million of net unrealized appreciation relating to the Other Portfolio .
(c) Relates to unrealized appreciation on the SBIC debentures held by our wholly-owned subsidiary Main Street Capital II, LP ("MSC II") which are accounted for on a fair value basis.

The income tax benefit for the third quarter of 2016 of $0.5 million consisted of a deferred tax benefit of $1.4 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, partially offset by $0.9 million of other current tax expense primarily related to an accrual for excise tax on our estimated undistributed taxable income.

Liquidity and Capital Resources

As of September 30, 2016, we had $31.8 million in cash and cash equivalents and $242.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2016 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of fourteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $750.0 million.
  $313.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.4%.
  $231.0 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $119.0 million of remaining capacity under the permitted maximum of SBIC debentures of $350.0 million. These debentures, which are guaranteed by the SBA, had a weighted average annual fixed interest rate of approximately 4.1% and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the weighted average remaining duration was approximately 5.0 years.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $90.7 million of notes outstanding that bear interest at a rate of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,144.4 million, or $21.62 per share.

Investment Portfolio Information as of September 30, 2016 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2016:

	As of September 30, 2016
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	71	81	45
Fair value	$829.7	$627.9	$337.7
Cost	$703.6	$658.0	$353.8
% of portfolio at cost - debt	68.8%	97.5%	94.3%
% of portfolio at cost - equity	31.2%	2.5%	5.7%
% of debt investments at cost secured by first priority lien	91.5%	87.6%	87.6%
Weighted-average annual effective yield (b)	12.5%	8.4%	9.6%
Average EBITDA (c)	$6.2	$101.6	$21.1

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 36%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, three middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies.

The fair value of our LMM portfolio company equity investments was approximately 173% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.9 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.2 to 1.0 and 2.5 to 1.0, respectively.(2) (3) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.3 as of September 30, 2016 and 2.2 as of December 31, 2015.

As of September 30, 2016, we had other portfolio investments in ten companies, collectively totaling $94.8 million in fair value and $101.3 million in cost basis, which comprised 4.9% of our investment portfolio at fair value.

As of September 30, 2016, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $30.1 million, which comprised 1.6% of our investment portfolio at fair value.

As of September 30, 2016, we had five investments on non-accrual status, which comprised approximately 0.4% of the total investment portfolio at fair value and 2.8% of its cost. Our total portfolio investments at fair value were approximately 106% of the related cost basis as of September 30, 2016.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the third quarter of 2016, the External Investment Manager generated $2.5 million of fee income from this relationship, and HMS Income ended the third quarter of 2016 with total assets of approximately $990 million. The relationship with HMS Income benefited our net investment income by $2.0 million in the third quarter of 2016 through a $1.2 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.8 million of dividend income we received from the External Investment Manager.

Third Quarter 2016 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 4, 2016 at 10:00 a.m. Eastern Time to discuss the third quarter 2016 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 11, 2016 and may be accessed by dialing 201-612-7415 and using the passcode 13646197#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2016 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forwardâ€‘looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forwardâ€‘looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forwardâ€‘looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 14,826	$ 13,437	$ 40,398	$ 36,264
Affiliate investments	9,619	6,852	27,095	19,862
Non-Control/Non-Affiliate investments	22,149	22,090	63,841	64,124
Interest, fee and dividend income	46,594	42,379	131,334	120,250
Interest, fee and dividend income from marketable
securities and idle funds investments	5	229	174	846
Total investment income	46,599	42,608	131,508	121,096
EXPENSES:
Interest	(8,573)	(8,302)	(25,010)	(23,755)
Compensation	(4,309)	(3,727)	(12,081)	(11,055)
General and administrative	(2,247)	(2,212)	(6,808)	(6,271)
Share-based compensation	(2,137)	(1,651)	(5,977)	(4,592)
Expenses allocated to the External Investment Manager	1,224	1,145	3,739	3,133
Total expenses	(16,042)	(14,747)	(46,137)	(42,540)
NET INVESTMENT INCOME	30,557	27,861	85,371	78,556

NET REALIZED GAIN (LOSS):
Control investments	17,862	-	32,220	3,324
Affiliate investments	(3,447)	5,964	25,260	5,827
Non-Control/Non-Affiliate investments	(10,033)	(6,195)	(22,452)	(16,836)
Marketable securities and idle funds investments	(96)	(1,112)	(1,681)	(1,352)
Total net realized gain (loss)	4,286	(1,343)	33,347	(9,037)

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	8,376	(8,389)	(29,738)	21,716
Marketable securities and idle funds investments	235	(648)	1,729	(521)
SBIC debentures	(801)	(50)	(820)	(823)
Total net change in unrealized appreciation (depreciation)	7,810	(9,087)	(28,829)	20,372

INCOME TAXES:
Federal and state income, excise and other taxes	(904)	495	(2,372)	(1,547)
Deferred taxes	1,432	2,742	3,390	8,551
Income tax benefit	528	3,237	1,018	7,004

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 43,181	$ 20,668	$ 90,907	$ 96,895

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.58	$ 0.56	$ 1.66	$ 1.61
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.82	$ 0.41	$ 1.76	$ 1.99

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.540	$ 0.525	$ 1.620	$ 1.560
Supplemental dividends	-	-	0.275	0.275
Total dividends	$ 0.540	$ 0.525	$ 1.895	$ 1.835

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	52,613,277	50,036,776	51,538,745	48,681,260

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	September 30, 2016	December 31, 2015
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 547,651	$ 555,011
Affiliate investments	352,873	350,519
Non-Control/Non-Affiliate investments	1,019,743	894,466
Total portfolio investments	1,920,267	1,799,996
Marketable securities and idle funds investments	-	3,693

Total investments	1,920,267	1,803,689

Cash and cash equivalents	31,782	20,331
Interest receivable and other assets	33,500	27,737
Receivable for securities sold	503	9,901
Deferred financing costs, net	12,259	13,267
Deferred tax asset, net	9,199	4,003

Total assets	$ 2,007,510	$ 1,878,928

LIABILITIES

Credit facility	$ 313,000	$ 291,000
SBIC debentures	230,480	223,660
4.50% Notes	175,000	175,000
6.125% Notes	90,655	90,738
Accounts payable and other liabilities	11,581	12,292
Payable for securities purchased	29,100	2,311
Interest payable	3,561	3,959
Dividend payable	9,783	9,074

Total liabilities	863,160	808,034

NET ASSETS

Common stock	529	504
Additional paid-in capital	1,090,197	1,011,467
Accumulated net investment income, net of cumulative dividends	38,421	7,181
Accumulated net realized gain from investments, net of cumulative dividends	(60,187)	(49,653)
Net unrealized appreciation, net of income taxes	75,390	101,395

Total net assets	1,144,350	1,070,894

Total liabilities and net assets	$ 2,007,510	$ 1,878,928

NET ASSET VALUE PER SHARE	$ 21.62	$ 21.24

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net investment income	$ 30,557	$ 27,861	$ 85,371	$ 78,556
Share-based compensation expense	2,137	1,651	5,977	4,592
Distributable net investment income (1)	$ 32,694	$ 29,512	$ 91,348	$ 83,148

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.62	$ 0.59	$ 1.77	$ 1.71

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.